Exhibit 5.2

March 7, 2016

Citigroup Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

I am an Assistant General Counsel—Capital Markets of Citigroup Inc., a Delaware corporation (the “Guarantor”). I refer to the filing by the Guarantor and Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 2 to the shelf registration statement on Form S-3 (No. 333-192302) (the “Registration Statement”) relating to (i) debt securities of the Company (the “Debt Securities”) and (ii) the related guarantee of the Guarantor (the “Guarantee”, and together with the Debt Securities, the “Offered Securities”). The Offered Securities registered under the Registration Statement will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933, as amended (the “Act”).

Unless otherwise provided in any Prospectus Supplement or Pricing Supplement forming a part of the Registration Statement relating to a particular series of Debt Securities, the Guarantee will be issued under an indenture among the Company, the Guarantor and The Bank of New York Mellon (the “Trustee”), as trustee, the form of which has been filed as an exhibit to the Registration Statement (the “Indenture”).

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Guarantor, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and assuming that (i) a Prospectus Supplement, Pricing Supplement and/or term sheet will have been prepared and filed with the Commission describing the Debt Securities offered thereby and will comply with all applicable laws; (ii) all Debt Securities will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement, Pricing Supplement and/or term sheet; (iii) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (iv) the Debt Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the Prospectus Supplement(s), Pricing Supplement(s) or term sheet(s) referred to therein; and (v) the Company will authorize the offering and issuance of the Debt Securities and the terms and conditions thereof and will take any other appropriate additional corporate action, I am of the opinion that:

1. The Guarantor is a duly incorporated and existing corporation under the laws of the State of Delaware.

2. With respect to the Guarantee to be evidenced under the Indenture, assuming the due execution and delivery of the Indenture by the Guarantor and the due authorization, execution, and delivery of the Indenture by the Company and the Trustee, and due execution, authentication and delivery of the Debt Securities in accordance with the terms of the Indenture, when such Debt Securities have been issued and sold in the manner contemplated by the Registration Statement, such Guarantee will be a legal, valid and binding obligation of the Guarantor, and the Debt Securities will be entitled to the benefit of the Guarantee.

Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Guarantor, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

My opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

If a Pricing Supplement relating to the offer and sale of any particular Series of Debt Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to me and my opinion substantially in the form set forth below, I consent to the reference to me and my opinion in substantially such form:

“In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.”

I consent to the use of this opinion and consent in the Registration Statement and to the reference to my name in the Prospectuses constituting a part of such Registration Statement under the heading “Legal Matters” and in future Pricing Supplements relating to the offer and sale of any particular Series of Debt Securities prepared and filed by the Company with the Commission. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barbara Politi
Assistant General Counsel—Capital Markets

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